EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-84055) pertaining to the Paychex, Inc. 401(k) Incentive Retirement Plan,

(2)	Registration Statement (Form S-8 No. 333-129571) pertaining to the Paychex, Inc. Non-Qualified Stock Option Agreement, and

(3)	Registration Statement (Form S-8 No. 333-170871) pertaining to the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated effective October 13, 2010;

of our report dated July 22, 2013, with respect to the consolidated financial statements and schedules of Paychex, Inc. as of May 31, 2013 and for the years ended May 31, 2013 and 2012, included in this Annual Report (Form 10-K) of Paychex, Inc.

/s/ Ernst & Young LLP

Rochester, New York
July 22, 2014